Filed pursuant to Rule 433(d)
Registration Statement No. 333- 158741-01

FINAL TERM SHEET, dated November 5, 2009

$756,000,000
USAA AUTO OWNER TRUST 2009-2
Issuing Entity
USAA Acceptance, LLC
Depositor

USAA FEDERAL SAVINGS BANK
 Sponsor, Seller and Servicer

The issuing entity will own motor vehicle loans originated by USAA Federal Savings Bank and will issue the following classes of USAA Auto Owner Trust 2009-2 Asset Backed Notes:

	Class A-1 Notes(2)(3)	Class A-2 Notes(3)	Class A-3 Notes(3)	Class A-4 Notes(3)	Class B Notes(2)(4)

Principal Amount	$224,000,000	$195,000,000	$385,000,000	$176,000,000	$20,000,000

Per Annum Interest Rate	0.33405%	0.74%	1.54%	2.53%	3.85%

Final Scheduled Payment Date	Nov. 15, 2010	Mar. 15, 2012	Feb. 18, 2014	Jul. 15, 2015	May 16, 2016

Initial Public Offering Price	N/A	99.99524%	99.99789%	99.99796%	N/A

Ratings (Moody’s/S&P)	Aaa/AAA	Aaa/AAA	Aaa/AAA	Aaa/AAA	A1/NR

Payment Date	Monthly, beginning December 15, 2009 (subject to the business day convention)	Monthly, beginning December 15, 2009 (subject to the business day convention)	Monthly, beginning December 15, 2009 (subject to the business day convention)	Monthly, beginning December 15, 2009 (subject to the business day convention)	Monthly, beginning December 15, 2009 (subject to the business day convention)

Weighted Average Life(1)	0.36	0.99	2.05	3.40	3.59

CUSIP	90327Y AA0	90327Y AB8	90327Y AC6	90327Y AD4	90327Y AE2

(1)     Pricing speed: 1.4% ABS (with a 10% clean-up call).
(2)     Not publicly offered.
(3)     The Class A Notes are generally eligible for purchase by or on behalf of employee benefit plans and other similar retirement plans and arrangements that are subject to ERISA or to Section 4975 of the Code.
(4)     The Class B Notes may not be acquired by, on behalf of or with assets of an employee benefit plan or individual retirement account except by certain insurance company general accounts that are able to make the representations and warranties set forth in the Indenture.
Trade Date: November 5, 2009

Settlement Date:  November 13, 2009

Joint Global Coordinators of the Class A-2, Class A-3 and Class A-4 Notes

Barclays Capital	Credit Suisse

Co-Managers of the Class A-2, Class A-3 and Class A-4 Notes

BNP PARIBAS
RBS
The Williams Capital Group, L.P.

Wells Fargo Securities

          The Depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Depositor has filed with the SEC for more complete information about the Depositor, the issuing entity, and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free (866) 669-7629.

          This free writing prospectus does not contain all information that is required to be included in the base prospectus and the prospectus supplement.